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                                   EXHIBIT 11


                STATEMENT REGARDING COMPUTATION OF PER SHARE LOSS


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                                                         Three Months         Three Months
                                                             Ended                Ended
                                                         June 30, 1998        June 30, 1997
                                                         -------------        -------------

Net loss attributable to common shareholders              ($6,924,608)         ($4,027,732)
                                                          ===========          ===========
Calculation of shares outstanding:
     Weighted average common shares
        outstanding used in calculating net
        loss per share                                      21,087,991          20,752,848
                                                          ------------         -----------
        Total                                               21,087,991          20,752,848
                                                          ============         ===========
Basic and diluted loss per common share                         ($0.33)             ($0.19)
                                                          ============         ===========
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